Exhibit 10.31

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

DATED NOVEMBER 4, 2010

HORIZON PHARMA AG

AND

MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED

EXCLUSIVE DISTRIBUTION AGREEMENT

EXCLUSIVE DISTRIBUTION AGREEMENT

THIS AGREEMENT is made the 4th day of November 2010

BETWEEN:

(1)	HORIZON PHARMA AG a company incorporated in accordance with the laws of Switzerland with its registered office at Kägenstrasse 17, CH-4153 Reinach, Switzerland (the “Principal”); and

(2)	MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED a company incorporated in accordance with the laws of Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM 12 Bermuda (the “Distributor”).

WHEREAS:

(A)	The Principal wishes to have the Product registered, marketed, sold and distributed by the Distributor in the Field in the Territory (the terms Product, Field and Territory are defined below), as set forth in further detail in this Agreement.

(B)	The Distributor wishes to be granted an Exclusive (as defined below) license to register, market, sell and distribute the Product in the Field in the Territory, as set forth in further detail in this Agreement.

(C)	The Principal has agreed with the Distributor to grant Exclusive licenses and rights as set out and upon and subject to the terms and conditions in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, the following terms shall have the following meanings:

“Associate”	means with respect to either one of the parties, any person, firm, trust, corporation or other entity or combination thereof which directly or indirectly (a) controls said party, (b) is controlled by said party, or (c) is under common control with said party; the terms “control” and “controlled” meaning ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof;

“Calendar Quarter”	means a calendar quarter ending on 31st March, 30th June, 30th September and 31st December in any Calendar Year;

“Calendar Year”	means the twelve (12) month period from January 1st to December 3lst;

“Commencement Date”	means the date of execution of this Agreement;

“Commercially Reasonable Efforts”	means the level of resources, effort and urgency to market and sell the Product in the Territory applied by the Distributor that is consistent with the Distributor’s practices in actively pursuing the marketing and sales of its other pharmaceutical products at a similar stage of product life to the Product and of similar market potential and profit potential based on conditions then prevailing, taking into account, without limitation, competing products, market demand, proprietary position, safety, regulatory status and pricing, medical or scientific developments, in the Indication, any adverse governmental interventions and any potential legal liability or other legal issues;

“Control”	means, with respect to any material, information, or intellectual property right, that a party owns or has a license to such material, information, or Intellectual Property right and has the ability to grant to the other party access, a license, or a sublicense (as applicable) to such material, information, or Intellectual Property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such party would be first required hereunder to grant to the other party such access, license, or sublicense;

“Development and License Agreement”	means the Development and License Agreement dated 20 August 2004 entered into between Jagotec AG (“Jagotec”), SkyePharma AG (“SkyePharma”) and the Principal and all amendments thereto;

“Exclusive”	means exclusive to the Distributor and its Associates and excluding the Principal and all others;

“Field”	means the treatment of inflammatory diseases in humans;

“Force Majeure”	means any act, event, non-occurrence, omission or accident beyond the reasonable control of the parties including (without limitation) strikes, lock-outs or other industrial action; civil commotion, riot, invasion, terrorist attack or threat of terrorist attack, war (whether declared or not) or threat or preparation for war; or fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural disaster;

“Improvements”	means any improvement, modification or enhancement (including new presentation(s)) of or to modified release formulation of prednisone 1mg, 2mg, 5mg or any of its components or constituent parts and any related Principal Intellectual Property (as defined above) which shall include all dosage strengths and line extensions to the Product and any improvement thereof;

“Independent Expert”	means an independent Third Party with significant expertise and experience in the strategic marketing, pricing and reimbursement of pharmaceutical products similar to the Product in the Field in the Territory;

“Indication”	means the treatment of moderate to severe active rheumatoid arthritis in adults particularly when accompanied by morning stiffness;

“Initial Term”	means fifteen (15) years from the date the Product is first Launched (as defined in Clause 5.8) in a country within the Territory;

“Industry Association”	means the European Federation of Pharmaceutical Industries and Associations (LFPIA);

“Intellectual Property”	means patents, divisional patents, patent continuations in whole and in part, supplementary protection certificates, designs, trademarks, domain names, service marks, logos, trade names, copyright, utility models, data, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Marketing Authorisation”	means all necessary regulatory and governmental approvals by a national, supra-national, regional, state or local regulatory agency or other governmental body required to develop, market, sell or have sold the Product in the Indication in a particular country but excluding any Pricing Approval;

“Milestone Event”	means each event identified in Schedule 3;

“Milestone Payment”	means each amount specified in Schedule 3, the payment of which by the Distributor to the Principal is triggered by a Milestone Event;

“Net Sales”	the gross amount invoiced by Distributor, its Associates or sub-licensees for sales of the Product in a particular country within the Territory, less deductions for:

(a) quantity and cash discounts and sales rebates actually given;

(b) freight, shipping insurance and other transportation expenses;

(c) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale;

all to the extent that items (a), (b) and (c) are included in the gross invoice price and specified on the invoice (but not including taxes assessed against the income derived from such sale);

(d) returns (including withdrawals and recalls) other than returns by third parties to Distributor on account of lack of sufficient remaining shelf life; and

(e) amounts repaid, discounted or credited by reason of (i) retroactive price reductions, discounts and rebates, which are, in any case, imposed on Distributor or its Associates or sub-licensees by any governmental or non-governmental body with the authority to impose such price reductions, discounts or rebates, all to the extent reasonably demonstrated by Distributor by written records, or (ii) retroactive price reductions, discounts or rebates (not specified in an invoice) granted to a third party without the authority to impose such price reductions, discounts or rebates to the extent these are either pre-agreed with Principal or do not exceed […***…]% of the gross invoice price.

The transfer of Product by Distributor to an Associate or sub-licensee will not be deemed a sale;

“New Product”	means either (a) any corticoid product or formulation (other than a Product, including an Improvement), whether alone or in combination for use in the treatment of inflammatory diseases; or (b) any product or formulation containing prednisone (other than a Product, including an Improvement), whether alone or in combination used for the treatment of diseases other than inflammatory diseases, that is developed or acquired by the Principal or its Associates or to which the Principal or its Associates has or is granted a license;

***Confidential Treatment Requested

“Pharmacovigilance Agreement”	means the pharmacovigilance agreement to be entered into between the parties within ninety (90) days of the signing of this Agreement;

“Pricing Approval”	means both pricing and (where approval is required for reimbursement) reimbursement approval as applied for by the Distributor and/ or its Associates in any country of the Territory;

“Principal Intellectual Property”	means any and all Intellectual Property related to the Product that is Controlled by the Principal as of the Commencement Date or during the Term including (without limitation) the Intellectual Property licensed from SkyePharma plc and/or Jagotec AG regarding GeoClock Technology and its use with corticosteroids, the patent filed by SkyePharma plc consisting of […***…] (the “SkyePharma Intellectual Property”), the patent filed by the Principal consisting of […***…] (the “Principal Patent Applications”) (and any patent applications, divisional patent applications, continuation applications, continuation in part applications, patents, supplementary protection certificates and extensions derived from or granted in relation to such Principal Patent Applications) insofar as they relate to corticosteroids, and any know-how Controlled by the Principal relating to the Product including pharmacokinetic and clinical data, technical information, manufacturing formulae and methods and further techniques and designs of a confidential nature;

“Product”	means modified release formulation of prednisone 1mg, 2mg, 5mg and including Improvements;

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“Proof of Concept”	means a concept for a New Product under development or acquired or licensed by the Principal or its Associates in respect of which either in vitro laboratory data, in vivo pharmacokinetic or clinical data or other appropriate test reasonably confirm that such concepts is feasible;

“Regulatory Authority”	means any competent regulatory authority or other governmental body responsible for granting a Marketing Authorisation or Pricing Approval in the relevant country of the Territory;

“Semi-Exclusive”	means excluding all others except the Principal or a licensee of the Principal;

“Supply Agreement”	means the manufacturing and supply agreement entered into between the Principal and Mundipharma Medical Company signed on the same date as this Agreement;

“Technical Agreement”	means the technical agreement to be entered into between the Principal and the Distributor or one of its Associates within ninety (90) days of the signing of this Agreement;

“Territory”	means the countries listed in Schedule 1;

“Term”	means the period of time specified by Clause 19.1;

“Third Party”	means any person or entity other than the Principal or the Distributor or an Associate of either of them;

“Trademark”	means the trademark Lodotra™ that is Controlled by the Principal;

1.2	Any reference in this Agreement to “writing” or cognate expressions includes a reference to facsimile transmission.

1.3	The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4	References to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships.

1.5	Any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted.

2.	APPOINTMENT OF DISTRIBUTOR

2.1	The Principal appoints the Distributor as an Exclusive distributor of the Product in the Field in the Territory, and the Distributor agrees to act in that capacity, in accordance with the provisions of this Agreement.

2.2	Subject to the terms of this Agreement, the rights provided to the Distributor under Clause 2.1 above shall be an Exclusive license under the Principal Intellectual Property to develop, register, import, package, warehouse, promote, market, distribute, offer for sale, sell and use the Product in the Field in the Territory. The Distributor hereby acknowledges that the licenses granted by the Principal to the Distributor under this Clause 2.2 include a sub-license of Intellectual Property licensed to the Principal under the Development and License Agreement to the extent that such use is required for the Distributor to exercise its rights and to perform its obligation hereunder in the Field in the Territory, and the Distributor hereby agrees that such licenses are subject to the terms of the Development and License Agreement and that Distributor shall comply with any and all of the Principal’s obligations and undertakings under the Development and License Agreement.

2.3

Subject to the terms of this Agreement, the Principal hereby grants to the Distributor for the Term an Exclusive authorization to use the Trademark throughout the Territory solely in connection with the promotion, marketing, distribution, offer for sale and selling of the Product, provided that in each case such use of the Trademark satisfy the provisions of Clause 2.4. Principal shall grant to the Distributor an Exclusive license to use an alternative trademark to the Trademark hereunder for the relevant country of the Territory, should the Trademark not be acceptable to respective Regulatory Authorities. If this alternative trademark is also not acceptable to the Regulatory Authorities in that country, then the Distributor shall obtain, at its sole cost, any other trademark of its choice (“Distributor Trademark”) provided that such Distributor Trademark is acceptable to the Principal and provided further that such Distributor Trademark will be transferred to Principal at no cost and shall then become the Trademark hereunder for that country.

2.4	The Trademark may only be used on Product that has been developed, promoted, marketed, distributed, and sold in accordance with applicable law and current pharmaceutical industry standards of quality, including the terms of all applicable Marketing Authorizations. The Distributor shall provide the Principal or the duly authorized representatives of the Principal not more than once a year, samples of labels, packaging and promotional/marketing materials that include the Trademark. If concerns arise based upon reviews of samples provided, the Principal shall have a right to audit all uses of Product which bear the Trademark. In addition:

2.4.1    The Distributor shall use the Trademark on labels, packaging and promotional/marketing materials for or in connection with the Product so long as such use complies with applicable laws and market practice in the country of use.

2.4.2    The Distributor shall provide the Principal with proposed Product packaging and corresponding marketing materials prior to publication or shipment of any Product under the Trademark, for the Principal’s approval as to Trademark placement and display.

2.4.3    The Distributor shall use the Trademark upon or in relation to the Products only in such manner where the distinctiveness, reputation, and validity of the Trademark shall not be impaired. Without prejudice to the generality of the foregoing, the Distributor shall ensure in particular that the Trademark is correctly spelled, and that any text, graphics, or designs adjacent to the Trademark do not put the Trademark or the Principal in a negative or derogatory light. The Distributor shall not display the Trademark in such a manner to suggest that any party (including the Distributor) other than the Principal owns the Trademark.

2.4.4    The Distributor shall comply with the requirements of the Principal as to the form, manner, scale and context of the use of the Trademark, the use of the statements to accompany the Trademark, as well as the presentation or performance of the Product.

2.4.5    The Distributor shall display the proper form of trademark notice associated with the Trademark in accordance with instructions received from the Principal.

2.4.6    The Distributor acknowledges that all use of the Trademark and all rights and goodwill attached to or arising out of such use, shall accrue to the benefit of the Principal. The Distributor shall at any time, whether during or after the Term, execute any documents that shall reasonably be required by the Principal to confirm the Principal’s ownership of the Trademark.

2.5	The Distributor shall have the right to describe itself as an “Authorised Distributor” of the Principal for the Product in the Field in the Territory but shall not hold itself out as the Principal’s agent for sales of the Product or otherwise as being entitled to bind the Principal in any way.

2.6	The Distributor hereby covenants and agrees that it will not, and will ensure that its Associates will not, either directly or indirectly, promote, market, distribute, import, sell or have sold the Product, including via the Internet or mail order, to any Third Party, address or Internet Protocol address outside the Territory. As to the countries outside the Territory, the Distributor further agrees not to sell or distribute any Product to any person in the Territory it has knowledge that such person intends to sell, or has in the past sold, such Product outside the Territory.

2.7	The Principal hereby agrees that it will not, and will ensure that its Associates will not, either directly or indirectly, promote, market, distribute, import, sell or have sold the Product, including via the Internet or mail order, to any Third Party, address or Internet Protocol address inside the Territory. The Principal further agrees not to sell or distribute any Product to any person outside the Territory it has knowledge that such person intends to sell, or has in the past sold, such Product in the Territory.

2.8	The Distributor shall not itself, or permit or facilitate others to, modify, adapt, alter, reverse engineer or disassemble Product or create derivative works from the Product. For clarity, the foregoing shall not limit the Distributor’s right and obligation to prepare Finished Product (as defined in the Supply Agreement) in accordance with the Supply Agreement.

2.9	The Distributor may not grant sub-licenses of its rights or obligations under this Agreement to any Associate or Third Party without the prior written consent of the Principal, which consent shall not be unreasonably withheld or delayed; provided, however, that the Distributor may grant sub-licenses of its rights under this Agreement to its Associates without the right of such Associates to further sub-license their rights or obligations to non-Associates, without the consent of the Principal.

3.	RELATED AGREEMENTS

3.1	Both parties or their Associates shall enter (or shall have entered) into the Supply Agreement, the Technical Agreement and the Pharmacovigilance Agreement. The Principal shall maintain the Global Safety Database in accordance with (and as defined in) the Pharmacovigilance Agreement.

3.2

The Distributor shall have the right to register the licenses granted to the Distributor under Clause 2 with the patent offices and/or trademark offices and/or other relevant authorities in each of the countries in the Territory and both parties shall execute such formal licenses as the Distributor may reasonably consider necessary or reasonably appropriate for such registration(s), on condition that the parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record. Any such formal licenses so executed shall operate subject to the terms of this Agreement and, in the event of any conflict, the terms of this Agreement shall prevail wherever possible.

4.	OBLIGATIONS AND RIGHTS OF PRINCIPAL

4.1	Notwithstanding the licenses granted to the Distributor in Clause 2, the Principal retains the right to practice the Principal Intellectual Property in the Territory to fulfill its obligations under this Agreement. Further, the Principal retains the right to practice, and to grant rights to its Associates and Third Parties to practice and use, the Principal Intellectual Property and Trademark for all purposes outside the scope of the licenses and authorizations granted to the Distributor in Clause 2.

4.2	The Principal shall provide, at its cost, the Distributor with all requested documents and information that are available supporting regulatory filing and preparation of clinical studies that are necessary for the Distributor to fulfill its obligations under this Agreement and Controlled by the Principal.

4.3	The Principal shall furnish the Distributor or its sub-licensee with supplies of the Product in bulk tablet form as set out in the Supply Agreement and the Technical Agreement.

4.4	The Principal shall share with the Distributor any and all market research study results and any other data procured or conducted by the Principal in its discretion or made available to the Principal before or after the Commencement Date relating to the Product in the Field in the Territory, provided and to the extent the Principal Controls such results and data.

4.5	The Principal shall promptly inform the Distributor in writing of any clinical studies with the Product in the Field conducted by or on behalf of the Principal or its Associates before or after the Commencement Date and will share any and all results Controlled by the Principal and related to the same with the Distributor.

4.6	The Principal shall promptly inform the Distributor from time to time of any new data Controlled by the Principal and relating to the Product in the Field which shall include (without limitation) any data concerning marketing activities, new study results, market research data and copies of notices from and correspondence with Regulatory Authorities.

4.7	All documents, information, and data provided to the Distributor by the Principal in accordance with this Clause 4 shall be deemed confidential information of the Principal and shall be subject to the terms and conditions of Clause 16. The Distributor shall use such confidential information solely in accordance with the appointment and licenses granted in Clause 2.

4.8	The Principal shall (and shall use commercially reasonable efforts to exercise any rights available to the Principal under the Development and License Agreement to require that SkyePharma plc shall), at the Principal’s cost and expense, maintain the Principal Intellectual Property in the Territory which shall include (without limitation) the prosecution, filing, maintenance and renewal of any patents and any reissues or re-examinations of any patents, including the payment of all related fees. Before the Commencement Date, the Principal shall have provided the Distributor with a reasonably detailed written report of all material matters concerning the maintenance of the Principal Intellectual Property in the Territory. After the Commencement Date, upon written request by the Distributor (but not more often than on a quarterly basis), the Principal shall provide the Distributor with reasonably detailed written reports on material matters concerning the maintenance of the Principal Intellectual Property in the Territory. The Principal shall (and shall use commercially reasonable efforts to exercise any rights available to the Principal under the Development and License Agreement to require that SkyePharma plc shall) promptly sign all documents and take all other actions as may be necessary or desirable to maintain the Principal Intellectual Property in the Territory. If the Principal decides to cease the prosecution or maintenance of any Principal Intellectual Property in the Territory, then subject to the Development and License Agreement, it shall notify the Distributor in writing sufficiently in advance so that the Distributor may, at its discretion, assume the responsibility for the prosecution or maintenance of such Principal Intellectual Property, at the Distributor’s sole expense.

4.9	In the event of termination of this Agreement by the Distributor pursuant to Clause 19.3, the Principal shall, to the extent permitted and feasible: (a) introduce the Distributor to its contacts at the Third-Party Manufacturer (as defined in the Supply Agreement) and shall facilitate the initiation of negotiations between the Distributor and the Third-Party Manufacturer with a view to those parties entering into an agreement under which the Third-Party Manufacturer will manufacture the Product and supply the same to the Distributor, and (b) use all reasonable endeavors to facilitate good-faith negotiations between the Distributor and Jagotec under which those parties will endeavor to agree that Jagotec will grant to the Distributor exclusive distribution and manufacture rights in relation to the Product under terms materially the same as provided to the Principal under the Development and License Agreement.

5.	OBLIGATIONS OF DISTRIBUTOR

Marketing Authorisation, Reimbursement and Price

5.1	The Distributor shall promptly obtain (or have obtained), at its sole expense and in its name, original Marketing Authorisations in each of the countries of the Territory, and shall ensure and maintain the same for the Term. If any clinical trials are required to procure a Marketing Authorization in any particular country of the Territory, the Distributor shall promptly initiate such trials following receipt of the Principal’s prior approval thereof, so as to procure such Marketing Authorization. The Distributor shall prepare and prosecute, and pay any and all fees charged by Regulatory Authorities for, any and all original Marketing Authorisations obtained by the Distributor under this Clause 5.1 and any related costs and expenses including, without limitation, any related translation fees.

5.2

If within […***…] after the Commencement Date, the Distributor fails to either (i) submit the necessary regulatory filings to obtain Marketing Authorisation in a particular country in the Territory or (ii) initiate a clinical trial required for Marketing Authorisation in a particular country in the Territory, then in either case, the Distributor’s Exclusive distribution rights to such country will automatically terminate and this Agreement shall be deemed terminated with respect to such country, unless the cause for

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such failure or delay was caused by an event of Force Majeure. In the latter case the Distributor shall comply with the terms of Clause 20.5. For purpose of this Clause 5.2 “initiate a clinical trial” means the dosing of the first patient in a clinical trial.

5.3	The Distributor shall use Commercially Reasonable Efforts to obtain in each country in the Territory a price and reimbursement for the Product acceptable to the Distributor and the Principal. If having used its Commercially Reasonable Efforts the Distributor does not obtain a price and reimbursement acceptable to the Distributor and the Principal for an individual country the Distributor may decide (acting reasonably and having consulted and taken the views of the Principal into consideration) to Launch (as defined in Clause 5.8) the Product in the relevant country without reimbursement.

5.4	The Distributor shall conduct, at the sole expense of the Distributor, any and all clinical studies that are necessary for regulatory filings in the individual countries in the Territory. Prior to initiating any such clinical study, the Distributor shall first obtain the Principal’s approval for such study which shall not be unreasonably withheld or delayed. The Distributor shall comply with all applicable laws in the performance of any such clinical studies.

5.5	Distributor shall keep the Principal informed of the regulatory requirements in each country in the Territory and shall promptly notify the Principal in writing and provide a copy to the Principal, of correspondence or reports, with respect to Product received from any Regulatory Authority in the Territory which may impact the Marketing Authorization of the Product in the Territory.

5.6	The Distributor may elect, after the Marketing Authorization has been obtained, to not Launch the Product in any country in the Territory for which the Distributor considers (acting reasonably) to do so would materially impair or prevent the performance of its obligations under this Agreement or otherwise not be beneficial to or in the commercial interests of the parties. The Distributor may only make such election on a country by country basis for commercial reasons, which reasons may include (without limitation) the Distributor failing to obtain a price or reimbursement in the relevant country that is acceptable to the Distributor and the Principal.

5.7	If the Principal disagrees with the Distributor’s decision to not Launch the Product in a particular country under Clause 5.6 above, the parties shall endeavour to negotiate in good faith to resolve the matter. If the parties are still in disagreement after fourteen (14) days from commencement of such negotiations, the parties shall endeavour to agree on the appointment of an Independent Expert to resolve the matter and if the parties fail to agree on such appointment, then the parties shall ask the Industry Association to appoint the Independent Expert. Following appointment of the Independent Expert, the parties shall agree upon terms of reference to be provided to the Independent Expert which shall include (without limitation) terms requiring the Independent Expert to take into account the impact of the Distributor’s decision in relation to the commercial interests of both parties under this Agreement and in particular the commercial impact in relation to both the country in which the Distributor has elected to not Launch and the impact in the remaining countries in the Territory. If the Independent Expert disagrees with the Distributor’s decision to not Launch in a particular country, then the Principal shall have the right to terminate this Agreement with respect to that particular country in the Territory.

Launch

5.8

Within […***…] of the later of a Marketing Authorisation and Pricing Approval acceptable to the Principal and the Distributor being obtained in a country within the Territory, the Distributor shall launch the Product (“Launch”) in that country in the Field. Following Launch in each country in the Territory the Distributor shall:

5.8.1	use Commercially Reasonable Efforts to import, package, warehouse, promote, market, distribute, develop sales of, and sell the Product in the Field in the Territory and maintain a competent and adequate staff and distribution network in the area in which it is carrying out direct sales in the Territory;

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5.8.2	ensure that it conforms to governmental laws and regulations in the Territory applicable to the importation, packaging, warehousing, promotion, marketing, distribution, and sale of the Product;

5.8.3	ensure that the Finished Product (as defined in the Supply Agreement) is distributed within the Territory according to the agreed specifications for Finished Product contained in the Supply Agreement and Technical Agreement;

5.8.4	arrange at its own expense sales promotion, advertising and marketing materials for the promotion and sale of the Product in the Field in the Territory;

5.8.5	only name the Principal in publicity or similar material where such material is approved in advance by the Principal (such approval not to be unreasonably withheld or delayed), not itself register any rights over the Product except any trademark or domain names it is permitted to register in accordance with this Agreement (which shall be, and hereby are, assigned to the Principal) and the Distributor further shall place on the Product such reasonable notices as the Principal may require;

5.8.6	be responsible for negotiating and determining the terms of sale with its customers and shall maintain true and accurate records and accounts for all sales and related activities conducted in the Territory; and

5.8.7	be responsible for receiving, handling, and addressing any customer complaints relating to the Product in the Territory.

Minimum Sales

5.9

For each country set out in Table 1 of Schedule 2 in which the Product is Launched, the Distributor shall make sales equal to at least […***…] of the sales forecast for the unit volume of Product sold for each of the fifteen (15) years following the Launch of the Product as listed in that table (the “Volume Target”).

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5.10	For each country in which the Product is Launched, the Distributor shall promptly provide the Principal with a sales report for each month following the date of Launch in the country showing volume sales and Net Sales for the country.

5.11

If the Distributor fails to meet the Volume Target for […***…] following Launch of the Product in a country (the “Period of Non-Performance”) then the Distributor shall make up the shortfall during the […***…] period following the end of the Period of Non-Performance by paying to the Principal a sum equivalent to […***…] of the Payment Price (as defined in and calculated in accordance with the Supply Agreement) multiplied by the number of tablets falling short of the Volume Target for the Period of Non-Performance for that country. If the Distributor fails to make up the shortfall during the […***…] period then the Principal shall have the right, at its sole option, to either (i) prepare and submit, by referencing the Distributor’s original Marketing Authorization to the extent useful, a duplicate Marketing Authorisation for the Product in the country in which the shortfall occurred using a trademark other than the Trademark and shall have the right to market the Product in that country on a Semi-Exclusive basis for the remainder of the Term or (ii) terminate this Agreement for that particular country in which the shortfall occurred.

5.12	Clauses 5.9 and 5.11 above shall immediately cease to apply for a country of the Territory if: (a) a generic version of the Product exhibiting pharmacokinetic profiles that are bioequivalent to the Product is launched in that country of the Territory; or (b) the local pricing policy of the competent authorities impacts the local price of the Product in such a way that the Distributor cannot meet the volume and sales targets despite using its Commercially Reasonable Efforts.

5.13	In addition to Clause 5.11, either party shall have the right to terminate this Agreement with respect to any particular country in the Territory upon one hundred eighty (180) days prior written notice if the Distributor fails to achieve the Volume Target at any time for reasons beyond its reasonable control, including generic competition, price reductions and/or health policy changes in such particular country.

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Right to Audit Minimum Sales

5.14	The Distributor shall maintain and shall ensure the maintenance of accurate and up-to-date records and books of account showing the quantity, description and Net Sales (including the deductions in calculating Net Sales) of the Product sold in each country of the Territory during the previous six (6) years.

5.15	During the Term and for twelve (12) months thereafter, upon the prior written request of the Principal and not more than once per year, the Distributor shall permit an independent certified public accountant of internationally recognized standing selected by the Principal and acceptable to Distributor, to have access during business hours to such of the Distributor’s records as referred to in Clause 5.14 as may be reasonably necessary to verify the accuracy of such records and to determine whether the Volume Targets have been achieved for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to the Principal only whether the records and books are correct or not and the specific details concerning any discrepancies; no other information shall be shared. The parties agree to accept such written audit report as final and binding upon them.

5.16	The Principal shall ensure that any independent auditor appointed under Clause 5.15 shall maintain all information and materials received, directly or indirectly, by it from the Distributor in strict confidence and shall not use or disclose the same to any Third Party nor to the Principal save for the sole purpose of reporting the results of the audit pursuant to this Clause 5.

5.17

In the event that an auditor appointed pursuant to this Clause 5 concludes that there has been an underpayment or overpayment, the Principal shall deliver to the Distributor a copy of such auditor’s report. Any deficit payable by the Distributor or any excess refundable by the Principal shall be payable within […***…] of the Distributor’s receipt of such report. The fees charged by such auditor shall be payable by the Principal, provided that if the audit reveals that payments due to the Principal for any year have been understated by more than […***…], the fees charged by such auditor shall be payable by the Distributor.

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Purchasing

5.18	The Distributor or its Associate shall purchase, and shall cause their permitted sublicensees to purchase, the Product exclusively from the Principal and pursuant to and in accordance with the Supply Agreement.

Miscellaneous

5.19	The Distributor shall share any and all market research data and results of clinical studies relating to the Product in the Field and the Territory with the Principal who may use such data without limitation for its own sole purposes outside of the Territory.

5.20	The Distributor shall promptly inform the Principal from time to time of any new data relating to the Product and the Field which shall include (without limitation) any data concerning marketing activities, new study results and market research data.

5.21	The Distributor shall obtain the prior written approval of the Principal (such approval not to be unreasonably withheld or delayed) for any and all clinical and regulatory activities relating to the Product undertaken by or on behalf of the Distributor or any Associate which shall include (without limitation) any new clinical developments, regulatory filings, and regulatory agreements concerning manufacturing (including without limitation, any agreements concerning Product specifications set forth in the Technical Agreement).

6.	MILESTONE PAYMENTS

6.1	Upon occurrence of each Milestone Event, the corresponding Milestone Payment shall become payable by the Distributor to the Principal.

6.2	Each Milestone Payment shall be due once only upon the first occurrence of the given Milestone Event.

6.3	Milestone Payments due under this Clause 6 shall be paid by the Distributor to the Principal within […***…] of the date of occurrence of the Milestone Event.

***Confidential Treatment Requested

6.4	All payments due to the Principal hereunder shall be made by wire transfer of immediately available funds in accordance with Clause 20.9. If the Principal does not receive payment of any sum due to it on or before the due date, interest at a rate per annum equal to the prime rate of interest plus […***…], as reported by The Wall Street Journal, or the highest rate permitted by applicable law, shall thereafter accrue on the sum due calculated on the number of days such payments are paid after the date such payments are due.

6.5	The parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of the Milestone Payments made by the Distributor to the Principal under this Agreement. To the extent the Distributor is required to deduct and withhold taxes on any payment to the Principal, the Distributor shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to the Principal an official tax certificate or other evidence of such withholding sufficient to enable the Principal to claim such payment of taxes. The Principal shall provide the Distributor any tax forms that may be reasonably necessary in order for the Distributor to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The Principal shall use reasonable efforts to provide any such tax forms to the Distributor at least […***…] prior to the due date for any payment for which the Principal desires that the Distributor apply a reduced withholding rate. Each party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the party bearing such withholding tax or value added tax. If any payment required to be made by the Distributor to the Principal is subject to a deduction of tax or withholding tax, then the sum payable by the Distributor (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Principal receives a sum equal to the sum which it would have received without giving effect to such deduction or withholding.

7.	COMMITTEE

7.1	The parties shall establish a joint product committee (“Committee”) consisting of four (4) individuals (“Committee Members”); two of whom shall be nominated by the Principal; and two of whom shall be nominated by the Distributor. The Committee Members of a party may be replaced by notice to the other party and shall be appropriately qualified and experienced in order to make a meaningful contribution to Committee meetings.

7.2	The purpose of the Committee is to provide, always subject to any mandatory statutes and laws applicable, a forum for the parties to share such information and knowledge on the on-going development and commercialisation of the Product as is permitted by law including, but not limited to, monitoring progress on formulation, manufacturing scale up and validation, clinical studies, reviewing clinical trial and regulatory programmes, reviewing marketing and promotional plans, reviewing market conditions and discussing any regulatory, technical, quality assurance or safety issues in relation to the Product. The Committee shall conduct its discussions diligently and in good faith with a view to operating to the mutual benefit of the parties and in furtherance of the successful development and marketing of the Product.

7.3	The Committee shall meet as often as the Committee Members may determine, but in any event not less than once each Calendar Quarter. The Committee may invite individuals with special skills to attend such meetings where considered to be relevant and appropriate. The quorum for Committee meetings shall be two Committee Members, comprising one Committee Member from each party. Where any issues being considered by the Committee are deadlocked then:

7.3.1	the Principal shall have the casting vote in respect of:

7.3.1.1	any matters relating to the clinical development of the Product, including without limitation, any commencement or design of a clinical trial in the Territory;

7.3.1.2	any matters relating to the Manufacturing (as defined in the Supply Agreement) in the Territory; and

7.3.1.3	any matters relating to the Trademark, including without limitation, the selection or use thereof,

(provided that such casting vote shall not be used in a way which is materially detrimental to the rights granted to the Distributor in the Territory under this Agreement);

7.3.2	The Distributor shall have the casting vote in respect of any and all matters relating to:

7.3.2.1	the registration of the Product in the Territory; and

7.3.2.2	reimbursement, and commercialisation of the Product in the Field in all countries in the Territory,

(provided that such casting vote shall not be used in a way which is materially detrimental to the rights of the Principal outside the Territory).

8.	ADDITIONAL TERRITORIES

For six (6) months following the Commencement Date, the Principal grants to the Distributor and its Associates an Exclusive right to enter into good faith negotiations with the Principal during which the parties shall endeavor to form an agreement for the Exclusive supply of the Product in the Field in India and Japan.

9.	NEW PRODUCTS

If the Principal or its Associates, within the Initial Term shall develop themselves or through a Third Party one or more New Products Controlled by the Principal, then the Principal shall notify the Distributor in writing when the New Product attains Proof of Concept, shall provide the Distributor with such data in the Principal’s possession and Control relating to such New Product for the sole purpose of evaluating whether the Distributor wishes to obtain an Exclusive license to that New Product, and shall grant to the Distributor and its Associates an Exclusive right to enter into good faith negotiations with the Principal for a period of […***…] for the Exclusive license to that New Product in the Field in the Territory.

10.	NON-COMPETE

Except for the Product in accordance with this Agreement, the Distributor shall not, and shall cause its Associates not to, directly or indirectly, including through any acquisition, license, partnership, joint venture or distribution arrangement, promote, market, sell or distribute any modified release oral solid dosage form of a glucocorticoid product in any country of the Territory in the Indication.

11.	WARRANTIES

11.1	Distributor has conducted a due diligence review of Principal and Third Parties employed by Principal in connection with the activities contemplated hereunder and during such due diligence the Principal has answered all of the questions of Distributor and complied with all of the document requests of Distributor.

11.2	The Principal represents and warrants that as at the Commencement Date:

11.2.1	it has disclosed to the Distributor all material information known to it or its Associates concerning the safety or efficacy of the Product in the Field and it is not aware of any safety or efficacy concerns with respect to the Product in the Field which are not reflected in the documentation made available in the course of Distributor’s due diligence review and disclosed to the Distributor before the Commencement Date;

***Confidential Treatment Requested

11.2.2	to its knowledge, there are no litigations, suits, actions, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or threatened against the Principal or its Associates which would be reasonably expected to affect or restrict the ability of the Principal to consummate the transactions under this Agreement or to perform its obligations under this Agreement; nor to its knowledge are there any litigation, suits, actions, disputes, claims, arbitrations, judicial or legal, administrative or other proceedings or governmental investigations pending against the Principal or its Associates in connection with the Product or the Principal Intellectual Property (other than patent prosecution proceedings);

11.2.3	the Principal Intellectual Property comprises all the Intellectual Property Controlled by the Principal and its Associates relating to the manufacture, use or sale of the Product in the Field in the Territory;

11.2.4	the Principal and its Associates have on the Commencement Date no knowledge that would cast doubt upon the validity or enforceability of any issued patent within the Principal Intellectual Property, or upon the ability of the Principal to make and sell the Product (as it exists as of the Commencement Date) in the Field within the Territory without infringing any Third Party intellectual property;

11.2.5	the Principal has disclosed to the Distributor all Intellectual Property rights licensed to the Principal by Third Parties and necessary for the Distributor to lawfully exercise its rights and perform its obligations under this Agreement and the Principal is lawfully authorised to sub-license the same in accordance with this Agreement;

11.2.6	the Principal has no knowledge that, with respect to the Product (as it exists as of the Commencement Date), it will infringe in any material respect any Intellectual Property of any Third Party in the Territory. The Principal has not received any notice that, with respect to the Product (as it exists as of the Commencement Date), it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or other Intellectual Property rights of any Third Party;

11.2.7	neither the execution and delivery of this Agreement nor the performance hereof by the Principal requires the Principal to obtain any permits, authorisations or consents from any governmental authority (subject to obtaining all necessary approvals with respect to the manufacture, use or sale of the Product in the Territory) or from any other person, firm or corporation;

11.2.8	the Principal is not under any obligation to any person, contractual or otherwise, that is materially conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of the Principal’s obligations under this Agreement in any material respect;

11.2.9	SkyePharma plc and/or Jagotec AG have represented to the Principal that the Principal is the exclusive licensee of SkyePharma plc’s and/or Jagotec AG’s proprietary rights regarding SkyePharma’s and/or Jagotec’s technology in connection with oral glucocorticoids and Principal has no reason to believe that SkyePharma and/or Jagotec have misrepresented the fact to Principal in this regard; and

11.2.10	the Principal has full power and authority to lawfully enter into this Agreement and shall not breach any term of any agreement with any Third Party in doing so.

11.3	The Distributor represents and warrants that as at the Commencement Date:

11.3.1	to its knowledge, there are no claims or investigations pending or threatened against the Distributor or any of its Associates, which could affect the Distributor’s ability to perform its obligations hereunder nor to its knowledge are there any other circumstances which can reasonably be expected to prevent, delay or to have any other detrimental influence on the Launch of the Product as contemplated hereunder; and

11.3.2	the Distributor is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of the Distributor’s obligations under this Agreement in any material respect.

11.4	Each party represents and warrants to the other that as of the Commencement Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, and binding obligation of such party that is enforceable against it in accordance with its terms.

11.5	Except as expressly provided herein, neither the Principal nor the Distributor makes any other representations, warranties or covenants under this Agreement.

12.	INDEMNIFICATION AND INSURANCE

12.1	Subject to mandatory law, neither party shall be liable or responsible for any exemplary, punitive, special, indirect, or incidental damages of any kind whether based on contract, tort (including negligence), strict liability, or any other theory or form of action even if a party has been advised of the possibility thereof. Subject to Clause 12.3, the Principal shall not be responsible for any damages, claims or losses which the Distributor or any Third Parties may suffer, whether directly or indirectly, by reason of the Distributor’s actions or inactions regarding the Product.

12.2

The Distributor shall indemnify and hold the Principal, and any of its Associates, directors, representatives, officers, employees, shareholders, agents, successors, and/or assignees named in the proceeding, harmless against any and all losses, liabilities, costs and expenses (including attorneys fees), debts, or other obligations arising or resulting from or relating to claims, actions, suits, proceedings, demands, assessments, fines, penalties, judgements, damages, arbitral awards, and amounts paid in settlement of any of the foregoing claims, judgements, legal (including judicial, arbitral and administrative) proceedings and the like which claims, judgements, legal proceedings and the like are brought by a Third Party and arise out of (a) any breach of the Distributor’s warranties, covenants or obligations contained in this Agreement or (b) the clinical investigation, or direct or indirect research or testing of the Product, or the packaging, marketing, sale or distribution of the Product in each case by or on behalf of the Distributor or its Associates, including but not limited to Third Party claims arising from those activities of the Distributor except in each case to the extent such claims are attributable to matters that are subject to indemnification by the Principal.

12.3	The Principal shall indemnify and hold the Distributor, and any of its Associates, directors, representatives, officers, employees, shareholders, agents, successors and/or assignees named in the proceeding, harmless against any and all losses, liabilities, costs and expenses (including attorneys fees), debts, or other obligations arising or resulting from or relating to claims, actions, suits, proceedings, demands, assessments, fines, penalties, judgements, damages, arbitral awards, and amounts paid in settlement of any of the foregoing claims, judgements, legal (including judicial, arbitral and administrative) proceedings and the like which claims, judgements, legal proceedings and the like are brought by a Third Party and arise out of (a) any breach of the Principal’s warranties, covenants or obligations contained in this Agreement or (b) any liability suffered from clinical trials conducted by the Principal involving the Product prior to the Commencement Date, or (c) the Principal’s development activities, direct or indirect research or testing of the Product by the Principal, except in each case to the extent such claims are attributable to matters that are subject to indemnification by the Distributor.

12.4	The Principal and the Distributor shall notify each other promptly in writing upon learning of any claim, judgement, or legal proceeding or the like pertaining directly or indirectly to the Product or any indemnification obligation pursuant to this Clause 12. The party obliged to indemnify the other party under this Clause 12 (the “Indemnifying party”) shall be entitled to defend against any such claims, judgement and legal proceedings or the like with counsel selected by it and reasonably acceptable to the other party (the “Indemnified party”). In any event the Indemnifying party will inform the Indemnified party of all developments concerning the claim and shall not settle any claim without the Indemnified party’s prior written consent, which consent shall not be unreasonably withheld or delayed (and it is understood that the absence of a general liability release is a reasonable basis to withhold consent). The Indemnified party may seek to intervene in such proceedings at any time to protect its own interest and the attorneys of the Indemnifying party shall fully inform and cooperate with the attorneys of the Indemnified party. Termination shall not in any way affect the provisions of Clauses 12.2 and 12.3 hereof or relieve or discharge any Indemnifying party with respect thereto.

12.5

Each party shall, at its own expense, maintain with a reputable insurance company during the Term as well as […***…] thereafter adequate product liability insurance or self-insurance arrangements against liability and claims of liability for personal injury, death or property damage relating to the Product, such coverage providing for a minimum aggregate liability of […***…]. The parties’ insurance policies or self-insurance arrangements shall provide cover to the extent required by local laws or pharmaceutical industry practice, whichever is broader and higher. Each party shall upon the request of the other party produce to such party a copy of the certificate of insurance and/or the policy of insurance together with a copy of the latest renewal receipt or evidence of self-insurance arrangement.

13.	INFRINGEMENT OF THIRD PARTY RIGHTS

13.1	In the event of a party becoming aware that the exercise of either party’s rights and obligations pursuant to this Agreement are infringing or may infringe the rights of a Third Party, it will promptly so notify the other party and provide it with such details of the Third Party rights and the extent of the infringement as are known to it. The Principal shall be entitled at its discretion to contest any such Third Party claim or proceedings or otherwise to take such steps to terminate such infringement or remedy the position and where necessary enter any Third Party license agreement in respect of such infringement such that the Distributor will lawfully be able to practice the rights and licenses granted hereunder. No later […***…] from becoming aware of or receiving notification in relation to such infringement of the rights of a Third Party, the Principal shall inform the Distributor whether it intends to contest the claim or take such other steps necessary to terminate any such infringement (including the negotiation of a Third Party license agreement) and, if the Principal decides not to contest the claim or take other steps necessary to terminate such infringement, and to the extent permitted under the Development and License Agreement, the Distributor may thereafter contest any such Third Party claim or proceedings at the Distributor’s own cost. If the Principal does contest the claim or take steps to terminate such infringement it shall keep the Distributor informed of its actions in this regard. If the Principal enters into a Third Party license agreement any Third Party royalties or license fees incurred in regard shall be borne solely by the Principal.

***Confidential Treatment Requested

13.2	Where the Distributor has assumed responsibility for contesting any such Third Party claim or proceedings in accordance with Clause 13.1 (including the negotiations of a Third Party license agreement), the Distributor shall keep the Principal reasonably informed of its actions in this regard and the Principal will provide the Distributor with all reasonable co-operation in connection with such actions. Without limitation this shall include the Distributor furnishing the Principal with drafts of any proposed Third Party license agreement and the Distributor seeking the Principal’s approval to the terms of any such agreement. The Distributor shall not enter into any such Third Party license agreement without the prior written approval of the Principal to such agreement (which shall not be unreasonably withheld or delayed). The Principal shall reimburse the Distributor’s reasonable costs in defending any such claim. Any Third Party license fees incurred in this regard shall be borne solely by the Principal.

13.3	Should there be any unresolved dispute between the parties as to the necessity for or the commercial terms of any Third Party license agreement, an expert (which for these purposes shall be deemed to be suitably expert senior patent counsel) shall be appointed to resolve the issue.

14.	INFRINGEMENT OF PRINCIPAL INTELLECTUAL PROPERTY

14.1	In the event that the Distributor becomes aware of any actual or suspected infringement or misuse of Principal Intellectual Property, or an attack on its validity, in the Territory, it shall promptly notify the Principal and provide it with all details thereof in its possession.

14.2

No later than […***…] from becoming aware of or receiving notification of any actual or suspected infringement or misuse of the Principal Intellectual Property, or an attack on its validity, in the Territory, the Principal shall promptly inform the Distributor whether it intends to institute proceedings against the infringer or attacker.

14.3	The Principal shall be entitled at its discretion to take such action to seek an abatement of such infringement, or to defend such attack on validity, as it sees fit, which may include the institution or defense of proceedings against the infringer or attacker. The Distributor shall provide all such assistance at the Principal’s cost and expense as the Principal may reasonably require in the prosecution or defense of any such proceedings.

***Confidential Treatment Requested

14.4	Any damages, award or settlement monies actually received by the Principal in respect to such infringement to the extent paid in compensation for sales lost by the Distributor shall belong to the Distributor, subject to the Principal deducting its reasonable costs in pursuing such infringement from such damages, award or settlement actually received. Any damages, award or settlement monies actually received by the Principal in respect to such infringement to the extent not paid in compensation for sales lost by the Distributor shall belong to the Principal.

14.5	Should in accordance with Clause 14.2 the Principal notify the Distributor that it does not intend to pursue any such infringement or defend such attack, the Distributor may thereafter pursue such infringement or defend such attack to the extent permitted under the Development and License Agreement. Any damages, award or settlement monies actually received by the Distributor in respect to such infringement to the extent paid in compensation for sales lost by the Distributor shall belong to the Distributor, save that the Principal shall be reimbursed for its reasonable costs in assisting in such infringement suit.

15.	COMMUNICATIONS

15.1	Neither Principal nor Distributor nor any of their Associates shall publicly disclose this Agreement in whole or in part, except to the extent required by law, including without limitation as required in filings with the United States Securities Exchange Commission, or with the consent of the other party, such consent not to be unreasonably withheld or delayed.

15.2	Neither party may issue any press release or public communication relating to the Agreement (including the parties’ discussions relating thereto) without prior written approval of the other which shall not be unreasonably withheld or delayed, extent to the extent required by law, including without limitation any filings with the United States Securities Exchange Commission.

16.	CONFIDENTIALITY

16.1	The parties and their Associates shall keep strictly confidential, other than disclosures to Associates, legal and financial advisors for purposes related to this Agreement and shall not publish or otherwise divulge or use for any purpose other than as contemplated by this Agreement:

16.1.1	any confidential information received from the other party pursuant to this Agreement except such which:

16.1.1.1	can be shown to have been known to the receiving party prior to disclosure by the providing party,

16.1.1.2	is now, or comes into, the public domain by publication or otherwise without the fault of the party seeking exemption from this Clause 15, or

16.1.1.3	is made known to the receiving party on a non-confidential basis from another source under no obligation to the providing party.

16.2	The obligations in this Clause 16 shall survive this Agreement.

16.3	Notwithstanding the foregoing, either party may disclose confidential information to governmental agencies or by court order to the extent that this is required by law, regulatory or judicial order, or desirable in proceedings to obtain marketing approval for the Product, to outside consultants, advisers, agents, sub-licensees and to non-clinical and clinical investigators provided the relevant persons are subject to a secrecy agreement, which mirrors the secrecy agreement of this Clause 16. In the event that a disclosure is required by law, regulation, or judicial order, the party obligated to disclose shall promptly inform the other party about such required disclosure and provide the other party an opportunity to challenge or limit the disclosure obligations and the party disclosing confidential information pursuant to law, regulation, or judicial order shall take all steps reasonably necessary, including seeking confidential treatment or a protective order to ensure the continued confidential treatment of such information.

16.4	Notwithstanding the foregoing, the Principal may disclose confidential information to SkyePharma and Jagotec as required and in accordance with the Development and License Agreement. Principal warrants that such disclosure is covered by confidentiality agreements with SkyePharma and Jagotec not less stringent than the obligations laid out herein.

16.5	Each of the parties to this Agreement shall be responsible for the imposition of the confidentiality provisions provided for in this Clause 16 upon its own staff, its Associates, consultants and others prior to disclosing any confidential information in relation to the Product or its mode of manufacture.

16.6	All written information in connection with the subject matter of this Agreement disclosed by either party prior hereto shall be deemed to be subject to this Clause 16 unless it falls under an exception described in Clauses 16.1.1.1 through 16.1.1.3.

17.	GOVERNING LAW AND JURISDICTION

THE VALIDITY INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT ITS AMENDMENTS AND EACH OF ITS PROVISIONS SHALL BE GOVERNED EXCLUSIVELY BY AND CONSTRUED IN ACCORDANCE WITH SWISS SUBSTANTIVE LAW.

18.	ARBITRATION

ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, INCLUDING THE VALIDITY, INVALIDITY, BREACH OR TERMINATION THEREOF, SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE SWISS RULES OF INTERNATIONAL ARBITRATION OF THE SWISS CHAMBERS OF COMMERCE IN FORCE ON THE DATE WHEN THE NOTICE OF ARBITRATION IS SUBMITTED IN ACCORDANCE WITH THESE RULES. THE NUMBER OF ARBITRATORS SHALL BE THREE. THE SEAT OF ARBITRATION SHALL BE ZURICH. THE ARBITRAL PROCEEDINGS SHALL BE CONDUCTED IN ENGLISH.

19.	TERM AND TERMINATION

19.1

This Agreement shall commence as of the Commencement Date and, unless sooner terminated as provided in this Clause 19 or in Clauses 5.2, 5.7, 5.11 or 5.13, shall continue in full force and effect for the Initial Term. Unless terminated by written notice to the other party served at least six (6) months prior to expiry, this Agreement shall be extended automatically for successive […***…] at the end of the Initial Term and any subsequent term.

19.2	In the event that a party materially fails to fulfil or breaches any material term or condition of this Agreement, and in case such failure or breach should if capable of remedy not be remedied by the party concerned or if not capable of remedy the party concerned should not have offered and paid full compensation therefor, in each case within […***…] days of written notice of such breach ([…***…] days of written notice if the breach is a failure to pay under this Agreement) — which notice shall have to include specific reference to this section of this Agreement - given by the other party, the other party may terminate this Agreement, effective upon the expiration of such […***…] days’ ([…***…] days, as the case may be) written notice. Repeated breaches, that are not material individually, represent a material breach of this Agreement if they are material in the aggregate. Time periods under this section shall be suspended during negotiations among the parties until one party informs the other party that it does not wish such suspension to occur.

19.3	Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, if the other party becomes insolvent, make an arrangement or composition for the benefit of creditors, or in the event that its assets become subject to a receivership, administration or liquidation or come under the control of a receiver, administrator or liquidator or other official appointed by a court or other governmental body or a like event should occur in any jurisdiction.

***Confidential Treatment Requested

19.4

In the event that a party experiences a Change of Control (as defined below) the other party shall have the right to terminate this Agreement by giving not less than […***…] month’s written notice of termination to the party experiencing such Change of Control provided that such terminating party provide notice of termination within the […***…] month period immediately following the Change of Control. “Change of Control” as used in this Clause 19.4 means, with respect to a party: (1) the sale of all or substantially all of such party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such party in which the voting securities of such party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert (other than financial investment groups who do not have a primary business for the development and/or commercialization of pharmaceutical products) acquire more than fifty percent (50%) of the voting equity securities or management control of such party.

19.5	The Distributor shall have the continuing right to terminate this Agreement for a specific country immediately by written notice if the Marketing Authorisation for the Product is cancelled, withdrawn or suspended in such country of the Territory. The Distributor shall also have the right to terminate this Agreement if there is a material risk that Third Parties may suffer personal injury or other damage in their using the Product in the Field in any country of the Territory.

19.6	Following a valid termination or expiration of this Agreement, either in whole or with respect to a particular country in the Territory, the following shall apply, provided that if the termination is with respect to a particular country in the Territory, then the consequences described in this Clause 19.6 shall be limited to such country:

19.6.1    Subject to Clause 19.6.5, the Distributor shall immediately cease making, having made, using, selling, and importing the Product, and return to Principal, or deliver or destroy as Principal directs, the Product, all copies of the Principal Intellectual Property and any of Principal’s confidential information then in its possession, all of the foregoing to be returned, delivered or destroyed at Principal’s cost.

***Confidential Treatment Requested

19.6.2    All of the rights granted pursuant to Clause 2 shall revert to Principal, Distributor shall provide Principal with access to all data pertaining to the Product in the Territory (or, in the case of termination with respect to a particular country, in such country) developed pursuant to this Agreement and Distributor shall transfer and assign or cause to be transferred and assigned, and hereby does so assign, to Principal all filings pertaining to the Product (including any regulatory filings and certifications and trade mark applications, regulatory approvals, Marketing Authorisations, and Pricing Approvals that are in the name of Distributor or any of its Associates in the Territory (or, in the case of termination with respect to a particular country, in such country)), with all of such rights, data, applications, filings and approvals to be delivered, assigned or transferred at Principal’s cost.

19.6.3    The Principal shall have the free right to use any data and information relating to the Product and registration applications or registrations in the Territory (or, in the case of termination with respect to a particular country, in such country) without any further obligation or liabilities to the Distributor.

19.6.4    Termination or expiration of this Agreement shall not release either party from the obligation to deliver or to make payment of all amounts then or thereafter due and payable. Both parties’ obligations pursuant to the confidentiality provisions of this Agreement shall survive termination of this Agreement.

19.6.5    The Principal may repurchase stocks of Product held by the Distributor at the prices the Distributor has bought the Product, if the Principal so chooses. Otherwise the Distributor is entitled to distribute the remaining stocks within the Territory within[…***…] of the termination or expiration of this Agreement. All stocks remaining after this period of […***…] including but not limited to all Product which might be returned thereafter, have to be destroyed at the Distributor’s responsibility and costs.

20.	MISCELLANEOUS

20.1	Neither this Agreement nor any interest herein shall be assigned or encumbered in any way by a party without the other party’s prior written consent, which shall not be unreasonably withheld or delayed; provided however that a party may assign this

***Confidential Treatment Requested

Agreement, in whole or in part, without the other party’s prior written consent, to an Associate or in the event of a Change of Control (as defined in Section 19.4). The assigning party shall remain responsible in addition to the party receiving assignment for the full and timely performance of this Agreement.

20.2	Failure by either party to this Agreement to avail itself of one or more clauses of this Agreement shall in no event be construed as a waiver thereof.

20.3	Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given, and effective upon the date of dispatch, if delivered in person or by internationally recognized courier service or transmitted by facsimile, provided, that in the case of facsimile delivery, such notice shall be confirmed by certified or registered mail, return receipt requested, addressed to the addresses of the parties shown at the top of this Agreement or to such other address or addresses as may be specified from time to time by written notice.

20.4	This Agreement, along with the Supply Agreement, Technical Agreement and Pharmacovigilance Agreement constitutes the entire agreement among the Principal, Distributor and Mundipharma Medical Company with respect to the subject matter hereof, and supersedes any promise, agreement or consent with respect to the Product in the Field in the Territory made among such parties by officers or employees of the parties before the execution of this Agreement. Existing confidentiality agreements in force among the parties shall remain in force with the proviso that in each case the stricter rule shall prevail.

20.5	The parties hereto shall not be liable for failure of or delay in performing any obligation under this Agreement, if such failure or delay is due to Force Majeure provided, however, that the party affected shall promptly notify the other party of the Force Majeure and shall exert all reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligation with all possible speed.

20.6	If any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law the remaining provision shall continue to be in full force and effect. The parties undertake to replace the invalid provision or parts thereof by a new provision which will approximate as closely as possible the result intended by the parties.

20.7	Nothing in this Agreement shall create, or be deemed to create, a partnership, agency or joint venture between the parties.

20.8	No amendment, modification or addition hereto shall be binding unless set forth in writing. This includes amendments, modifications and additions to this Clause 20.

20.9	All invoices to be issued by the Principal and all payments to be made to the Principal will be denominated and made in United States Dollars and any amount referred to in this Agreement is intended to be denominated in United States Dollars ($).

20.10	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement.

In WITNESS WHEREOF the PARTIES hereto have caused this Agreement to be executed in duplicate by their duly authorised officers as of the Commencement Date.

HORIZON PHARMA AG By: /s/ Timothy Walbert Name: Timothy P. Walbert Title: Chairman, President & Chief Executive Officer By: /s/ Robert De Vaere Name: Robert J. De Vaere Title: Chief Financial Officer	MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED By: /s/ Douglas Docherty Name: Douglas Docherty Title: General Manager

SCHEDULE 1

THE TERRITORY

Australia

China

Hong Kong

Indonesia

Korea

Malaysia

New Zealand

Philippines

Singapore

South Africa

Taiwan

Thailand

Vietnam

SCHEDULE 2

Table 1

Volume Forecast (in millions of tablets of Product in finished form)

Volume	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11	Year 12	Year 13	Year 14	Year 15
China	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Korea	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Malaysia	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Philippines	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Singapore	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
South Africa	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]
Australia	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

***Confidential Treatment Requested

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SCHEDULE 3

MILESTONE PAYMENTS

Milestone Event	Milestone Payment
Upon signature of this Agreement	US$ 3,500,000

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***Confidential Treatment Requested

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